Exhibit 4.2
PPG INDUSTRIES, INC.
AND
THE BANK OF NEW YORK TRUST COMPANY, N.A.
as Trustee

FIRST SUPPLEMENTAL INDENTURE
Dated as of March 18, 2008
to
Indenture
Dated as of March 18, 2008

          FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 18, 2008, between PPG INDUSTRIES, INC., a Pennsylvania corporation (the “Company”) and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”).
          Capitalized terms used herein and not otherwise defined herein have the meanings assigned to those terms in the Indenture unless otherwise indicated.
RECITALS
     WHEREAS, the Company executed and delivered an indenture dated as of March 18, 2008 (the “Indenture”) between the Company and the Trustee;
     WHEREAS, Section 9.01 of the Indenture provides that the Company and the Trustee may enter into one or more indentures supplemental to the Indenture, without the consent of any Holders, to add, among other things, covenants and agreements of the Company to be observed thereafter for the protection of the Holders of all or any series of Securities and to establish the terms of any series of Securities;
     WHEREAS, the Company and the Trustee wish to enter into this Supplemental Indenture to add the covenants set forth in Article I hereof to the Indenture;
     WHEREAS, the Company desires to issue three series of Securities, the $600,000,000 5.75% Notes Due 2013 (the “2013 Notes”), the $700,000,000 6.65% Notes Due 2018 (the “2018 Notes” and the $250,000,000 7.70% Notes Due 2038 (the “2038 Notes”, and together with the 2013 Notes and the 2018 Notes, the “Notes”); and
     WHEREAS, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.
     NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto hereby agree as follows:
ARTICLE I
Amendments to Certain Provisions of Indenture
     Section 1.01. Amendment of Section 1.01. Section 1.01 of the Indenture is hereby amended by adding the following defined term:
“Subsidiary” means a corporation more than 50% of the outstanding stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.
     Section 1.02. Amendment of Section 1.03. Section 1.03 of the Indenture is hereby amended by replacing the term “subsidiary” used therein with the term “Subsidiary”.
     Section 1.03. Amendment of Article X. Article X of the Indenture is hereby amended as follows to add Sections 10.07 and 10.08:
10.07. Limitation on Liens.

          The Company covenants and agrees that it will not itself, and will not permit any Restricted Subsidiary to, issue, assume, guarantee or incur any Secured Debt, without effectively providing that the Securities (together with, if the Company shall so determine, any other indebtedness of the Company or such Restricted Subsidiary then existing or thereafter created ranking equally with the Securities, including guaranty of indebtedness of others) shall be secured equally and ratably with (or prior to) such Secured Debt, so long as such Secured Debt shall be so secured, except that this Section 10.07 shall not apply to Secured Debt secured by:
          (a) mortgages on property of any corporation existing at the time such corporation becomes a Subsidiary;
          (b) mortgages on property existing at the time of acquisition thereof or to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of or within 90 days after the acquisition of such property for the purpose of financing all or any part of the purchase price thereof;
          (c) mortgages on particular property to secure indebtedness incurred in financing all or any part of the cost of exploration or development of such property, or to secure all or any part of the cost of improvements to such property which is, in the opinion of the Board of Directors, substantially unimproved, or to secure any indebtedness incurred to provide funds for such purpose;
          (d) mortgages on property in favor of the United States of America or any State thereof, or any other country, or any political subdivision of any of the foregoing, to secure payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages;
          (e) mortgages which secure indebtedness owing to the Company or to a Wholly-owned Restricted Subsidiary by a Subsidiary; and
          (f) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (a) to (e), inclusive, or of any indebtedness secured thereby; provided that such extension, renewal or replacement mortgage shall be limited to all or any part of the same property that secured the mortgage extended, renewed or replaced (plus improvements on such property).
     As used in clauses (a) through (f) above, the terms “mortgage” or “mortgages” shall include mortgages, pledges, liens and security interests.
          Notwithstanding the foregoing provisions of this Section 10.07, the Company and any one or more Restricted Subsidiaries may, without equally and ratably securing the Securities, issue, assume, guarantee or incur Secured Debt which would otherwise be subject to the foregoing restrictions if, after giving effect to the Secured Debt to be issued, assumed, guaranteed or incurred, the sum of (i) the aggregate amount of all such Secured Debt of the

Company and its Restricted Subsidiaries (not including Secured Debt permitted under clauses (a) through (f) above) and (ii) the aggregate value of the Sale and Leaseback Transactions (as defined in Section 10.08) in existence at such time (except Sale and Leaseback Transactions the proceeds of which have been applied in accordance with Section 10.08(a)(ii)) does not exceed 10% of the Consolidated Net Tangible Assets.
          “Restricted Subsidiary” means:
          (a) any Subsidiary other than
          (i) a Subsidiary substantially all of the physical properties of which are located, or substantially all of the business of which is carried on, outside the United States of America (“United States of America” shall not include the territories and possessions thereof), or
          (ii) a Subsidiary the primary business of which consists of purchasing accounts receivable and/or making loans secured by accounts receivable or inventories and/or making investments in real estate or providing services directly related thereto, or which is otherwise primarily engaged in the business of a finance or real estate investment company, or
          (iii) a Subsidiary the primary business of which consists of leasing equipment, machinery, vehicles, rolling stock and other articles for use in the business of the Company, or
          (iv) a Subsidiary the stock of which is held primarily for the purpose of securing the investment of the Company in such Subsidiary, while the management of such Subsidiary is accumulating funds for the purchase of such stock pursuant to written contract
          and
          (b) any Subsidiary specified in clauses (i) through (iv) of paragraph (a) above which at the time of determination shall be a Restricted Subsidiary pursuant to designation by the Board of Directors hereinafter provided for.
          The Company may by resolution of the Board of Directors designate any Restricted Subsidiary to be an Unrestricted Subsidiary, provided that in the opinion of the Board of Directors it does not own a major manufacturing or research property, plant or facility of the Company and its Restricted Subsidiaries taken as a whole, and may designate any Unrestricted Subsidiary to be a Restricted Subsidiary. The Company may by resolution of the Board of Directors designate a newly acquired or formed Subsidiary to be an Unrestricted Subsidiary, provided such designation takes place within 90 days of such acquisition or formation.
          “Unrestricted Subsidiary” means any Subsidiary which is not a Restricted Subsidiary.
          “Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) included on a consolidated balance sheet of the Company and its Restricted Subsidiaries after deducting therefrom (i) all goodwill, tradenames, trademarks, patents, copyrights, unamortized debt discount and expense and other like intangibles and (ii) all current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months that by their terms are renewable or extendible beyond 12 months from such date at the option of the obligor, all as reflected in the Company’s latest audited consolidated balance sheet contained in the Company’s most recent annual report to its stockholders prior to the time as of which “Consolidated Net Tangible Assets” shall be determined.
          “Secured Debt” means indebtedness for money borrowed if such indebtedness is secured by a mortgage, pledge, lien, security interest or encumbrance on any of the present or future manufacturing or research property, plant or facilities of the Company or any Restricted Subsidiary (but not including a property determined not to be a principal property of the Company or a Restricted Subsidiary by the Board of Directors in its discretion) or on any present or future shares of stock or indebtedness of any Restricted Subsidiary.
          “Wholly-owned Restricted Subsidiary” means a Restricted Subsidiary all of the outstanding capital stock of which, other than directors’ qualifying shares, and all of the Funded Debt of which, shall at the time be owned by the Company or by one or more Wholly-owned Restricted Subsidiaries, or by the Company in conjunction with one or more Wholly-owned Restricted Subsidiaries.
          Section 10.08. Limitation on Sale and Leaseback Transactions and Transfers of Assets to Unrestricted Subsidiaries.
          (a) The Company will not itself, and will not permit any Restricted Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor, or to which any such lender or investor is a party, providing for the leasing to the Company or a Restricted Subsidiary of any real property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such real property by the lessee will be discontinued) which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such real property (herein referred to as a “Sale and Leaseback Transaction”) unless either:
          (i) the Company or such Restricted Subsidiary could create a Secured Debt secured by a mortgage, in accordance with Section 10.07, on the real property to be leased, in an amount equal to the value of such Sale and Leaseback Transaction, without equally and ratably securing the Securities, or
          (ii) the Company (and in any such case the Company covenants that it will) within 120 days after the Sale and Leaseback Transaction, regardless of whether such Sale and Leaseback Transaction may have been made by the Company or by a Restricted Subsidiary, applies an amount equal to the greater of (A) the net proceeds of the sale of the real property leased pursuant to such Sale and Leaseback Transaction and (B) the fair value of the real property so leased at the time of entering into such Sale and

Leaseback Transaction (as determined by the Board of Directors), to the retirement of Funded Debt of the Company; provided, that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by
     (A) the principal amount of any Securities delivered within 120 days after such sale to the Trustee for retirement and cancellation, and
     (B) the principal amount of Funded Debt, other than such Securities, voluntarily retired by the Company within 120 days after such sale;
provided, that no retirement referred to in this clause (ii) may be effected by payment at maturity.
          For purposes of this Section 10.08 and Section 10.07, the term “value” shall mean, with respect to a Sale and Leaseback Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds of the sale of the real property leased pursuant to such Sale and Leaseback Transaction and (ii) the fair value of the real property so leased at the time of entering into such Sale and Leaseback Transaction (as determined by the Board of Directors), divided first by the number of full years in the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.
          “Funded Debt” means all indebtedness for money borrowed which by its terms matures at or is extendable or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such indebtedness.
          (b) The Company will not itself, and will not permit any Restricted Subsidiary to, transfer any assets which, in the opinion of the Board of Directors, constitute a major manufacturing or research property, plant or facility of the Company and its Restricted Subsidiaries, taken as a whole, to any Unrestricted Subsidiary.
ARTICLE II
Terms and Conditions
     Section 2.01. Terms and Conditions. The terms and characteristics of the Notes shall be as follows (the numbered clauses set forth below corresponding to the numbered subsections of Section 3.01 of the Indenture, with terms used and not defined herein having the meanings specified in the Indenture):
(1)	the title of the 2013 Notes shall be “$600,000,000 5.75% Notes due 2013” and the CUSIP for the 2013 Notes is 693506BA4; the title of the 2018 Notes shall be “$700,000,000 6.65% Notes due 2018” and the CUSIP for the 2018 Notes is

693506BB2; and the title of the 2038 Notes shall be “$250,000,000 7.70% Notes due 2038” and the CUSIP for the 2038 Notes is 693506BC0;

(2)	the aggregate principal amount of the 2013 Notes which may be authenticated and delivered under the Indenture shall be limited to $600,000,000, the aggregate principal amount of the 2018 Notes which may be authenticated and delivered under the Indenture shall be limited to $700,000,000, and the aggregate principal amount of the 2038 Notes which may be authenticated and delivered under the Indenture shall be limited to $250,000,000; provided, however, that such authorized aggregate principal amount may from time to time be increased above such amount by a resolution of the Board of Directors to such effect;

(3)	not applicable;

(4)	the date on which the principal of the 2013 Notes shall be payable shall be March 15, 2013, the date on which the principal of the 2018 Notes shall be payable shall be March 15, 2018 and the date on which the principal of the 2038 Notes shall be payable shall be March 15, 2038;

(5)	the 2013 Notes shall bear interest at the rate of 5.75% per annum, the 2018 Notes shall bear interest at the rate of 6.65% per annum and the 2038 Notes shall bear interest at the rate of 7.70% per annum. Interest shall accrue from the original issue date of the Notes. The Interest Payment Dates on which such interest will be payable shall be March 15 and September 15 of each year, commencing on September 15, 2008. The regular record date for the determination of Holders to whom interest is payable on any such Interest Payment Date shall be the March 1 and September 1, as the case may be, (in each case, whether or not a business day) immediately preceding the related Interest Payment Date;

(6)	the principal of and any premium or interest on any Notes shall be payable at the office or agency of the Company maintained for that purpose in at the Corporate Trust Office of the Trustee, currently located at The Bank of New York Trust Company, N.A., 2 North LaSalle, Suite 1020, Chicago, IL 60602;

(7)	The Notes will be redeemable in whole or in part, at the Company’s option, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate as defined below, plus 50 basis points, plus accrued interest thereon to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to a maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount equal to the Comparable Treasury Price for such redemption date).
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints.

“Reference Treasury Dealer” means either Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. or Morgan Stanley & Co. Incorporated and their successors, provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

(8)	not applicable;

(9)	the Notes shall be issuable in denominations of $2,000 or integral multiples of $1,000 thereof;

(10)	not applicable

(11)	not applicable;

(12)	not applicable;

(13)	not applicable;

(14)	the Notes shall be subject to Sections 13.02 (Defeasance) and 13.03 (Covenant Defeasance) of the Indenture;

(15)	(a) each of the 2013 Notes, the 2018 Notes and the 2038 Notes shall be issued in the form of one or more Global Securities; (b) the Depositary for such Global Securities shall be The Depository Trust Company (“DTC”); and (c) the procedures with respect to transfer and exchange of Global Securities shall be as set forth in the Indenture;

(16)	not applicable;

(17)	If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Notes as described above, the Company shall be required to make an offer (a “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 thereof) of that Holder’s Notes on the terms set forth in the Notes. In a Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed to Holders of the Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the applicable notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, the Company shall, to the extent lawful:

(C) accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer;

(D) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(E) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions herein by virtue of any such conflict.

“Change of Control” shall mean the occurrence of any of the following: (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s Subsidiaries, taken as a whole, to any Person, other than the Company or one of the Company’s Subsidiaries; (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (iii) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person immediately after giving effect to such transaction; (iv) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or (v) the adoption of a plan relating to the Company’s liquidation or dissolution. The term “Person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (i) was a member of such Board of Directors on the date the Notes were issued or (ii) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (i) each of Moody’s and S&P; and (ii) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day during the period (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

(18)	not applicable.
ARTICLE III
Miscellaneous
     Section 3.01. Effect Of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be modified in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes; and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.
     Section 3.02. Indenture Remains in Full Force and Effect. Except as supplemented and amended hereby, all provisions in the Indenture shall remain in full force and effect.
     Section 3.03. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.
     Section 3.04. Confirmation of Indenture. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects confirmed and ratified.
     Section 3.05. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.
     Section 3.06. Separability. In case any one or more of the provisions contained in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 3.07. Successors and Assigns. All agreements in this Supplemental Indenture shall be binding upon and inure to the benefit of the respective successors and assigns of the Company and the Trustee.

     Section 3.08. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee, for itself and its successor or successors, accepts the terms of the Indenture as amended by this Supplemental Indenture, and agrees to perform the same, but only upon the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.
     Section 3.09. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
     Section 3.10. Counterparts. This Supplemental Indenture may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the day and year first written above.

PPG INDUSTRIES, INC.
By:	/s/ William H. Hernandez
	Name:	William H. Hernandez
	Title:	Senior Vice President, Finance and Chief Financial Officer

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee
By:	/s/ J. Bartolini
	Name:	J. Bartolini
	Title:	Vice President